Exhibit 99.1
News Release

Pioneer Natural Resources Company Reports Third Quarter 2018
Financial and Operating Results

Dallas, Texas, November 6, 2018 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today reported financial and operating results for the quarter ended September 30, 2018.

Pioneer reported third quarter net income attributable to common stockholders of $411 million, or $2.39 per diluted share. Without the effect of noncash mark-to-market (MTM) derivative gains of $38 million after tax, or $0.22 per diluted share, and asset divestiture related net benefits of $18 million, or $0.10 per diluted share, adjusted income for the third quarter was $355 million after tax, or $2.07 per diluted share.

Third quarter financial and operating highlights included:

•
producing 288 thousand barrels oil equivalent per day (MBOEPD) in the Permian Basin, an increase of 14 MBOEPD[1], or 5%, compared to the second quarter of 2018; third quarter Permian Basin production was at the top end of Pioneer’s production guidance range of 278 MBOEPD to 288 MBOEPD; Permian Basin oil production increased to 186 thousand barrels of oil per day (MBOPD), an increase of 11 MBOPD, or 7% compared to the second quarter of 2018; third quarter Permian Basin oil production was above the top end of Pioneer’s oil production guidance range of 178 MBOPD to 184 MBOPD; 69 horizontal wells were placed on production;

•	producing 321 MBOEPD companywide, which reflects closing the Raton and West Panhandle divestitures at the end of July and August 2018, respectively;

•
continuing to maintain a strong balance sheet with cash on hand at the end of the third quarter of $1.7 billion (including liquid investments); net debt to forecasted 2018 operating cash flow was 0.2 times[2] and net debt-to-book capitalization was 5% at the end of the third quarter;

•
benefiting from firm transportation (FT) contracts that led to $200 million of incremental cash flow in the third quarter; delivered approximately 165 MBOPD of Permian Basin oil to the Gulf Coast under FT contracts during the third quarter; the Company exported 130 MBOPD of the total volumes delivered to the Gulf Coast;

•
increasing FT capacity to the Gulf Coast to 185 MBOPD in November 2018; forecasting a cash flow uplift attributable to FT of greater than $125 million in the fourth quarter of 2018; greater than 90% of Pioneer’s forecasted Permian Basin oil volumes are covered under FT contracts through early 2021, with these volumes receiving Brent-related pricing; receiving West Texas Intermediate (WTI) Cushing pricing on the Company’s Permian Basin oil production volumes in excess of Gulf Coast FT commitments; effective September 2018, Pioneer has no exposure to Midland oil pricing through 2020;

•
delivering approximately 70% of the Company’s Permian Basin gas production under firm pipeline contracts tied to the Southern California gas price index; the remainder is sold primarily under term contracts at Waha pricing; Southern California-priced sales received an uplift of approximately $1.00 per thousand cubic feet of gas (MCF) versus Waha sales; and

•	placing the Company’s first multi-zone Spraberry appraisal pad (Stackberry) on production in western Martin County; the six-well pad delivered 90-day cumulative production of 545 MBOE[3]

(81% oil), representing an improvement of approximately 35% over previous horizontal Spraberry wells placed on production in this area; placing two additional multi-zone pads in the Spraberry appraisal program on production in the fourth quarter of 2018; the objective of this multi-zone appraisal program is to determine the optimal long-term development strategy for the Middle Spraberry, Jo Mill and Lower Spraberry Shale intervals.

Pioneer’s full-year 2018 update includes:

•
operating 22 horizontal rigs in the Permian Basin; planning to add two rigs in December to support the 2019 plan; expecting to place 250 to 275 wells on production during 2018; drilling wells in the Permian Basin that deliver strong cash operating margins and high rates of return;

•
expecting to place approximately 60 Version 3.0+ completions[4] on production during the second half of 2018 as planned; Version 3.0+ completions to date continue to demonstrate strong results and improved economics; during the third quarter, the Company completed 44 Version 3.0+ wells and placed 39 Version 3.0+ wells on production;

•
entering into a long-term West Texas sand supply agreement with U.S. Silica to reduce well costs; provides delivered sand at approximately half the cost of the Company’s current sand supply; first volumes to be delivered during the first quarter of 2019, supplementing existing sources of sand;

•
expecting noncore asset divestiture process to be completed by year end, resulting in Pioneer becoming a Permian Basin “pure play;” signed purchase and sale agreement to sell South Texas Sinor Nest oil assets for $132 million, with the sale expected to close during the fourth quarter of 2018; closed sales of West Panhandle field, Raton Basin and selected Eagle Ford acreage for aggregate proceeds of $383 million; progressing divestiture of remaining Eagle Ford assets;

•	funding 2018 capital program[5] of approximately $3.4 billion from forecasted operating cash flow of approximately $3.4 billion[2] and proceeds from asset divestitures;

•	forecasting Permian Basin production growth in 2018 of 19% to 24% compared to 2017; production is currently trending toward the upper half of this range; and

•	expecting 2018 return on capital employed (ROCE)[6] to be greater than 10% as compared to 2017 ROCE of 4%.

President and CEO Timothy L. Dove stated, “The third quarter was another very strong quarter for Pioneer and resulted in production being above guidance, healthy earnings and solid execution. The Permian Basin continues to be the best place to be in the shale oil business, providing unmatched resource potential and opportunity, and delivers highly productive wells, strong cash margins and robust returns. We see this in our financial results as our return on capital employed is expected to be greater than 10% for 2018, benefiting from a low cost basis in our Permian Basin acreage.

“The Company realized $200 million of incremental cash flow in the third quarter as we successfully navigated the wider oil differentials witnessed in Midland, displaying the benefits of our long-term planning approach. We also brought online our first successful multi-zone pad in the Stackberry appraisal program in western Martin County, demonstrating the impact of combining our extensive subsurface dataset and the utilization of peer-leading technology and science.

“Pioneer remains firmly committed to our 1,000,000 in 10 plan, which is underpinned by high-margin Permian wells that are expected to generate increasing levels of organic cash flow and improve corporate rates of return. We continue the transition to a Permian Basin ‘pure play’ and expect to have it completed by year end. We recently signed a purchase and sale agreement to sell our South Texas Sinor Nest oil assets for net proceeds of $132 million and continue to progress our Eagle Ford divestiture. Additionally, as evidenced by our recently announced West Texas sand agreement, we are focused on reducing our cost structure and expect this to continue as we move into 2019.”

Permian Basin Operations Update and Outlook

Pioneer is the largest acreage holder in the Midland Basin, with approximately 550,000 gross acres in the northern portion of the play and approximately 200,000 gross acres in the southern Wolfcamp joint venture area. Pioneer’s contiguous acreage position and substantial resource potential allow for decades of drilling horizontal wells with lateral lengths ranging from 7,500 feet to 14,000 feet.

The Company implemented a completion optimization program during 2015 in the Permian Basin that combines longer laterals with optimized stage lengths, clusters per stage, fluid volumes and proppant concentrations. The objective of the program was to improve well productivity by allowing more rock to be contacted closer to the horizontal wellbore. In 2013 and 2014, the Company’s initial fracture stimulation design (Version 1.0) consisted of proppant concentrations of approximately 1,000 pounds per foot, fluid concentrations of 30 barrels per foot, cluster spacing of 60 feet and stage spacing of 240 feet. Beginning in mid-2015, the Company enhanced its fracture stimulation design (Version 2.0), which consisted of larger proppant concentrations of approximately 1,400 pounds per foot, larger fluid concentrations of 36 barrels per foot, tighter cluster spacing of 30 feet and shorter stage spacing of 150 feet. Beginning in the first quarter of 2016, Pioneer commenced testing further-enhanced completion designs (Version 3.0), which included larger proppant concentrations of approximately 2,000 pounds per foot, larger fluid concentrations up to 50 barrels per foot, tighter cluster spacing down to 15 feet and shorter stage spacing down to 100 feet.

Pioneer placed 69 horizontal wells on production during the third quarter of 2018. The Company completed 44 wells during the third quarter of 2018 that utilized higher intensity completions compared to Version 3.0 wells. These are referred to as Version 3.0+ completions. Of the 44 Version 3.0+ wells completed, 39 wells were placed on production during the third quarter. Results from the 104 Version 3.0+ wells completed in 2017 and 2018 are demonstrating cumulative outperformance of approximately 35% compared to Version 3.0 completions in equivalent areas.

Pioneer placed its first six-well, multi-zone Spraberry appraisal pad (Stackberry) on production in western Martin County during the third quarter in order to develop the optimal long-term development strategy for the Middle Spraberry, Jo Mill, and Lower Spraberry Shale intervals. Pioneer’s extensive subsurface dataset combined with peer-leading technology and scientific analysis enabled the Company to develop a comprehensive technical model of the Spraberry formation. Incorporating this data into the development plan resulted in cumulative production outperformance of approximately 35% over previous horizontal Spraberry wells placed on production in the area. This led to the derisking of approximately 50,000 acres for the Middle Spraberry, Jo Mill, and Lower Spraberry Shale intervals in surrounding areas, progressing the transition of the Spraberry intervals from appraisal to development mode.

During the third quarter of 2018, the Company’s marketing of Permian Basin oil yielded premium Brent-related oil pricing, leading to an additional $189 million of cash flow. The Company continues to enhance margins through its FT contracts by transporting oil to price-advantaged markets and expects these activities to provide a cash flow uplift of greater than $125 million during the fourth quarter of 2018.

Third Quarter 2018 Financial Review

Sales volumes for the third quarter of 2018 averaged 321 MBOEPD. Oil sales averaged 195 thousand barrels per day (MBPD), NGL sales averaged 63 MBPD and gas sales averaged 378 million cubic feet per day (MMCFPD).

The average realized price for oil was $57.54 per barrel. The average realized price for NGLs was $35.97 per barrel, and the average realized price for gas was $2.21 per MCF. Adjusting for the cash flow uplift attributable to the Company’s FT contracts, the average realized oil price would have increased by $10.79 per barrel to $68.33. These prices exclude the effects of derivatives.

Production costs averaged $9.51 per barrel oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $13.37 per BOE. Exploration and abandonment costs were $20 million, including $3 million for drilling, acreage and other abandonments and $17 million for geological and geophysical personnel costs. General and administrative expense totaled $96 million. Interest expense was $30 million. Other expense was $182 million, including $123 million of charges related to the Company’s asset divestitures and $43 million of charges associated with excess firm gathering transportation commitments. Accretion of discount on asset retirement obligations was $3 million. The Company’s effective income tax rate was 22%.

Drilling and completion capital expenditures5 for the third quarter totaled $835 million.

The Company’s financial and derivative MTM results and open derivatives positions are outlined on the attached schedules.

Fourth Quarter 2018 Financial Outlook

The Company’s fourth quarter 2018 outlook for certain operating and financial items is provided below.

Based on the ongoing asset divestiture process, the Company is only providing Permian Basin-specific estimates for production, production costs and DD&A expense for the fourth quarter.

Permian Basin oil production is forecasted to average between 188 MBOPD to 194 MBOPD. Permian Basin production is forecasted to average between 293 MBOEPD to 303 MBOEPD. Production costs are expected to average $9.00 per BOE to $11.00 per BOE. DD&A expense is expected to average $13.00 per BOE to $15.00 per BOE.

Exploration and abandonment expense is forecasted to be $20 million to $30 million. General and administrative expense is expected to be $95 million to $100 million. Interest expense is expected to be $30 million to $35 million. Other expense is forecasted to be $50 million to $60 million and is expected to include $40 million to $45 million of charges associated with excess firm gathering and transportation commitments primarily related to the Eagle Ford asset. Accretion of discount on asset retirement obligations is expected to be $3 million to $6 million.

The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be less than $5 million.

Earnings Conference Call

On Wednesday, November 7, 2018, at 9:00 a.m. CT, Pioneer will discuss its financial and operating results for the quarter ended September 30, 2018, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 800-263-0877 and confirmation code 4529659 five minutes before the call. View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through December 2, 2018. Click Here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

1)	Excludes 35 MMCFPD of gas production that is attributable to the first quarter of 2018; such volumes were included in the second quarter of 2018 as a result of the adoption of ASC 606

2)	Based on prices for the remainder of the year of $75.00/BBL for Brent oil and $3.25/MCF for NYMEX gas

3)	Production normalized to a lateral length of 10,000 feet

4)	Version 3.0+ completions planned during the second half of 2018 are expected to utilize 2,500 pounds per foot of proppant or greater

5)	Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and IT system upgrades

6)
Return on Capital Employed (ROCE) equals net income adjusted for tax-effected interest expense, net noncash MTM derivative gains and losses and other unusual items divided by the summation of average equity plus average net debt; unusual items have historically included noncash property impairments, gain/loss and related charges on asset divestitures and tax-related items

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “recoverable resource,” “estimated ultimate recovery,” “EUR,” “oil in place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$919	$896
Short-term investments	557	1,213
Accounts receivable, net	876	645
Income taxes receivable	7	7
Inventories	269	212
Derivatives	1	11
Other	31	23
Total current assets	2,660	3,007
Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	20,759	20,962
Accumulated depletion, depreciation and amortization	(7,828)	(9,196)
Total property, plant and equipment	12,931	11,766
Long-term investments	193	66
Goodwill	267	270
Other property and equipment, net	1,864	1,762
Other assets, net	109	132
	$18,024	$17,003

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,555	$1,282
Interest payable	25	59
Income taxes payable	2	—
Current portion of long-term debt	—	449
Derivatives	482	232
Other	161	106
Total current liabilities	2,225	2,128
Long-term debt	2,286	2,283
Derivatives	70	23
Deferred income taxes	1,064	899
Other liabilities	485	391
Equity	11,894	11,279
	$18,024	$17,003

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues and other income:
Oil and gas	$1,317	$855	$3,869	$2,433
Sales of purchased oil and gas	1,141	428	3,306	1,094
Interest and other	10	17	40	44
Derivative gains (losses), net	(135)	(133)	(701)	153
Gain on disposition of assets, net	143	—	226	205
	2,476	1,167	6,740	3,929
Costs and expenses:
Oil and gas production	198	152	654	440
Production and ad valorem taxes	83	53	229	152
Depletion, depreciation and amortization	394	355	1,130	1,033
Purchased oil and gas	941	442	3,021	1,141
Impairment of oil and gas properties	—	—	77	285
Exploration and abandonments	20	18	83	78
General and administrative	96	81	282	245
Accretion of discount on asset retirement obligations	3	5	11	14
Interest	30	37	97	118
Other	182	58	316	176
	1,947	1,201	5,900	3,682
Income (loss) before income taxes	529	(34)	840	247
Income tax benefit (provision)	(118)	11	(188)	(79)
Net income (loss)	411	(23)	652	168
Net loss attributable to noncontrolling interests	—	—	3	—
Net income (loss) attributable to common stockholders	$411	$(23)	$655	$168

Net income (loss) per share attributable to common shareholders:
Basic	$2.40	$(0.13)	$3.82	$0.98
Diluted	$2.39	$(0.13)	$3.82	$0.98

Basic and diluted weighted average shares outstanding	171	170	171	170

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$411	$(23)	$652	$168
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	394	355	1,130	1,033
Impairment of oil and gas properties	—	—	77	285
Impairment of inventory and other property and equipment	3	—	9	1
Exploration expenses, including dry holes	3	1	12	19
Deferred income taxes	116	(11)	186	79
Gain on disposition of assets, net	(143)	—	(226)	(205)
Accretion of discount on asset retirement obligations	3	5	11	14
Interest expense	2	1	4	4
Derivative related activity	(48)	161	307	(91)
Amortization of stock-based compensation	22	18	63	61
Other noncash items	133	17	176	58
Change in operating assets and liabilities:
Accounts receivable, net	(25)	(158)	(233)	(131)
Income taxes receivable	—	—	—	2
Inventories	(35)	2	(70)	(9)
Investments	—	(1)	4	(2)
Other current assets	6	(5)	(1)	(4)
Accounts payable	93	124	305	82
Interest payable	(29)	(21)	(34)	(30)
Income taxes payable	2	—	2	—
Other current liabilities	(34)	(9)	(46)	(33)
Net cash provided by operating activities	874	456	2,328	1,301
Net cash used in investing activities	(753)	(487)	(1,777)	(1,262)
Net cash provided by (used in) financing activities	6	7	(528)	(521)
Net increase (decrease) in cash and cash equivalents	127	(24)	23	(482)
Cash and cash equivalents, beginning of period	792	660	896	1,118
Cash and cash equivalents, end of period	$919	$636	$919	$636

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Average Daily Sales Volumes (a):
Oil (Bbls)	195,116	161,634	187,756	151,438
Natural gas liquids ("NGL") (Bbls)	62,611	57,346	64,410	52,519
Gas (Mcf)	377,587	340,384	407,617	344,206
Total (BOEs)	320,659	275,711	320,102	261,325

Average Prices (a):
Oil (per Bbl)	$57.54	$45.35	$60.06	$46.41
NGL (per Bbl)	$35.97	$18.96	$30.80	$18.38
Gas (per Mcf)	$2.21	$2.58	$2.24	$2.66
Total (per BOE)	$44.64	$33.72	$44.27	$34.10

	Three Months Ended September 30, 2018
	Permian Horizontals	Permian Verticals	Eagle Ford	Other Assets	Total
	($ per BOE)
Margin Data:
Average prices	$45.94	$46.00	$36.41	$29.37	$44.64
Production costs	(4.20)	(26.05)	(10.28)	(0.95)	(6.71)
Production and ad valorem taxes	(2.81)	(3.19)	(2.46)	(2.10)	(2.80)
	$38.93	$16.76	$23.67	$26.32	$35.13
Percent Oil	65%	65%	36%	18%	61%
_______________

(a)
On January 1, 2018, the Company adopted ASC 606, "Revenue from Contracts with Customers." Changes in oil and gas revenue, gas production volumes and oil and gas production costs are due to the conclusion under the control model in the new revenue rule that the third-party processor or transporter is only providing gas processing or transportation services, and that the Company remains the principal owner of the commodity until sold to the ultimate purchaser. Results for the three and nine months ended September 30, 2018 are presented in accordance with the new rule, while results for the three and nine months ended September 30, 2017 continue to be reported in accordance with historical accounting rules.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During the periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding and the Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The following table is a reconciliation of the Company's net income (loss) attributable to common stockholders to basic and diluted net income (loss) attributable to common stockholders for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions)
Net income (loss) attributable to common stockholders	$411	$(23)	$655	$168
Participating share-based earnings	(2)	—	(3)	(1)
Basic and diluted net income (loss) attributable to common stockholders	$409	$(23)	$652	$167
Basic and diluted weighted average common shares outstanding were 171 million for both the three and nine months ended September 30, 2018 and 170 million for both the three and nine months ended September 30, 2017.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$411	$(23)	$652	$168
Depletion, depreciation and amortization	394	355	1,130	1,033
Exploration and abandonments	20	18	83	78
Impairment of oil and gas properties	—	—	77	285
Impairment of inventory and other property and equipment	3	—	9	1
Accretion of discount on asset retirement obligations	3	5	11	14
Interest expense	30	37	97	118
Income tax (benefit) provision	118	(11)	188	79
Gain on disposition of assets, net	(143)	—	(226)	(205)
Derivative related activity	(48)	161	307	(91)
Amortization of stock-based compensation	22	18	63	61
Other	133	17	176	58
EBITDAX (a)	943	577	2,567	1,599
Cash interest expense	(28)	(36)	(93)	(114)
Current income tax provision	(2)	—	(2)	—
Discretionary cash flow (b)	913	541	2,472	1,485
Cash exploration expense	(17)	(17)	(71)	(59)
Changes in operating assets and liabilities	(22)	(68)	(73)	(125)
Net cash provided by operating activities	$874	$456	$2,328	$1,301
_______________

(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
Adjusted income excluding noncash mark-to-market ("MTM") derivative gains, and adjusted income excluding noncash MTM derivative gains and unusual items, as presented in this press release, are presented and reconciled to Pioneer's net income attributable to common stockholders (determined in accordance with GAAP) because Pioneer believes that these non-GAAP financial measures reflects an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess Pioneer's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Noncash MTM derivative gains or losses and unusual items will recur in future periods; however, the amount and frequency can vary significantly from period to period. The table below reconciles Pioneer's net income attributable to common stockholders for the three months ended September 30, 2018, as determined in accordance with GAAP, to adjusted income excluding noncash MTM derivative gains and adjusted income excluding MTM derivative gains and unusual items for the quarter.

	After-tax Amounts	Amounts Per Share
Net income attributable to common stockholders	$411	$2.39
Noncash MTM derivative gains, net ($48 pretax)	(38)	(0.22)
Adjusted income excluding noncash MTM derivative gains	373	2.17
Unusual items - asset divestiture related charges:
Gain on sale of West Panhandle ($146 pretax)	(114)	(0.66)
Other asset divestiture related charges ($123 pretax)	96	0.56
Adjusted income excluding noncash MTM derivative gains and unusual items	$355	$2.07

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of November 2, 2018
(Volumes are average daily amounts)

	2018	Year Ending December 31, 2019
	Fourth Quarter
Average Daily Oil Production Associated with Derivatives (Bbl):
Brent swap contracts:
Volume	—	10,000
Price:	$—	$70.00
Brent collar contracts with short puts:
Volume	—	15,000
Price:
Ceiling	$—	$89.90
Floor	$—	$75.00
Short put	$—	$65.00
NYMEX collar contracts:
Volume	3,000	—
Price:
Ceiling	$58.05	$—
Floor	$45.00	$—
NYMEX collar contracts with short puts:
Volume	159,000	55,000
Price:
Ceiling	$57.62	$60.13
Floor	$47.26	$52.27
Short put	$37.23	$42.27
Average Daily NGL Production Associated with Derivatives:
Ethane basis swap contracts (a):
Volume (MMBtu)	2,331	—
Price differential ($/MMBtu)	$1.60	$—
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts:
Volume	101,348	647
NYMEX price	$3.00	$3.11
Collar contracts with short puts:
Volume	50,000	—
NYMEX price:
Ceiling	$3.40	$—
Floor	$2.75	$—
Short put	$2.25	$—
Basis swap contracts:
Permian Basin index swap volume (b)	58,652	44,230
Price differential ($/MMBtu)	$(1.46)	$(1.46)
Southern California index swap volume (c)	66,522	84,932
Price differential ($/MMBtu)	$0.50	$0.33
__________

(a)
The ethane basis swap contracts reduce the price volatility of ethane forecasted for sale by the Company at Mont Belvieu, Texas-posted prices. The ethane basis swap contracts fix the basis differential on a NYMEX Henry Hub ("HH") MMBtu equivalent basis. The Company will receive the NYMEX HH price plus the price differential on 2,331 MMBtu per day, which is equivalent to 842 Bbls per day of ethane.

(b)
The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the HH index price used in swap contracts and collar contracts with short puts.

(c)
The referenced basis swap contracts fix the basis differentials between Permian Basin index prices and southern California index prices for Permian Basin gas forecasted for sale in Arizona and southern California.

Other derivatives. Periodically, the Company enters into gas swap contracts to mitigate gas price risk. As of November 2, 2018, the Company was party to gas swap contracts for 4,500 MMBtu per day for November 2018 through March 2019 at an average fixed price of $1.58 per MMBtu. The Company will receive Permian Basin index prices in exchange for paying the fixed price.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION (continued)

Derivative Losses, Net
(in millions)

	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Noncash changes in fair value:
Oil derivative gains (losses)	$58	$(271)
NGL derivative losses	(8)	(8)
Gas derivative losses	(4)	(32)
Marketing derivative gains	2	4
Total noncash derivative gains (losses), net	48	(307)

Net cash payments on settled derivative instruments:
Oil derivative payments	(170)	(383)
NGL derivative payments	(1)	(1)
Gas derivative payments	(10)	(7)
Marketing derivative payments	(2)	(3)
Total cash derivative payments on settled derivative instruments, net	(183)	(394)
Total derivative losses, net	$(135)	$(701)